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                                                                    EXHIBIT 99.1

               AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                      OF

                              BUFFTON CORPORATION



     Buffton Corporation, a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies as follows:

     1. The name of the Corporation is Buffton Corporation. Buffton Corporation was originally incorporated under the name Buffton Oil & Gas, Inc. The original Certificate of Incorporation of the Corporation was filed on December 17, 1980.

     2. Amendments to the original Certificate of Incorporation of the Corporation were filed on February 18, 1983, October 2, 1985, February 11, 1987 and February 22, 1989.

     3. To restate the Certificate of Incorporation of the Corporation to include the referenced amendments, and to further amend the Certificate of Incorporation to change the name of the Corporation to "BFX Hospitality Group, Inc.," pursuant to Sections 242 and 245 of the General Corporation Law of Delaware, this Amended and Restated Certificate of Incorporation restates, integrates and further amends the provisions of the Certificate of Incorporation of the Corporation.

     4. The text of the Amended and Restated Certificate of Incorporation, as amended or supplemented, is hereby restated and further amended to read in its entirety as follows:

                                   ARTICLE I

     The name of the Corporation is BFX Hospitality Group, Inc.

                                  ARTICLE II

     The registered office of the Corporation in the state of Delaware is located at No. 100 West 10th Street, in the city of Wilmington, county of New Castle. The name of the Corporation's registered agent at such address is The Corporation Trust Company.

                                  ARTICLE III

     The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.
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                                  ARTICLE IV

     The total number of shares of stock which the Corporation shall have authority to issue is 35,000,000, of which 30,000,000 shares shall be Common Stock having a par value of $.05 each, and 5,000,000 shares shall be Preferred Stock having a par value of $.01 each.

     The 5,000,000 shares of Preferred Stock may be issued from time to time, in one or more series with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as may be designated by the Board of Directors prior to the issuance of such series, and the Board of Directors is hereby expressly authorized to fix by resolution or resolutions prior to such issuance such designations, preferences and relative, participating, optional or other special rights, or qualifications, limitations or restrictions, including, without limiting the generality of the foregoing, the following:

     1. the date and times at which, and the rate or rates at which, dividends on such series of Preferred Stock shall be paid;

     2. the right, if any, of the holders of such series of the Preferred Stock to vote and the manner of voting, except as may otherwise be provided by the General Corporation Law of Delaware;

     3. the right, if any, of the holder of shares of such series of Preferred Stock to convert the same into, or exchange the same for, other classes of stock of the Corporation, and the terms and conditions for such conversion or exchange;

     4. the redemption price or prices and the time at which, and the terms and conditions on which, the shares of such series of Preferred Stock may be redeemed;

     5. the rights of the holders of shares of such series of Preferred Stock upon the voluntary or involuntary liquidation, distribution or sale of assets, dissolution or winding up of the Corporation; and

     6. the terms of the sinking fund or redemption or purchase account, if any, to be provided for such series of Preferred Stock.

     The designations, preferences and relative, participating, optional or other special rights, the qualifications, limitations or restrictions thereof, of each additional series, if any, may differ from those of any and all other series already outstanding.

                                   ARTICLE V

     The amount of authorized stock of the Corporation of any class or classes may be increased or decreased by the affirmative vote or written consent of the holders of a majority of the stock of the Corporation entitled to vote.

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                                  ARTICLE VI

     SECTION 1. The business and property of the Corporation shall be managed and controlled by its Board of Directors. The number of directors shall not be less than three. The number of Directors shall be fixed from time to time exclusively by a vote of a majority of the Board of Directors, except as otherwise fixed by or pursuant to the provisions of Article IV of this Certificate of Incorporation relating to the rights of the holders of the Preferred Stock. The Board of Directors shall be divided into three classes, Class I, Class II and Class III, which shall be as nearly equal in number as possible. At the annual meeting of stockholders to be held in 1989, Class I directors shall be elected for a term expiring at the annual meeting of stockholders to be held in 1990, Class II directors shall be elected for a term expiring at the annual meeting of stockholders to be held in 1991, and Class III directors shall be elected for a term expiring at the annual meeting of stockholders to be held in 1992, with each director to hold office until his successor is elected and qualified. At each annual meeting of stockholders subsequent to 1989, the successors of the class of directors whose terms expire at that annual meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders to be held in the third year following the year of their election. The election of directors need not be by written ballot unless so provided by the By-laws. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director. Any newly created or eliminated directorship resulting from an increase or decrease in the Board of Directors shall be apportioned by the Board of Directors among the three classes of directors so as to maintain such classes as nearly equal as possible.

     SECTION 2. Except as otherwise provided for or fixed by or pursuant to the provisions of Article IV of this Certificate of Incorporation relating to the rights of the holders of the Preferred Stock, newly created directorships resulting from any increase in the number of directors and any vacancies of the Board of Directors resulting from death, resignation, removal or other cause shall be filled only by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors, or by a sole remaining director. Any director elected in accordance with the preceding sentence of this Section 2 shall hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director's successor shall have been elected and qualified.

     SECTION 3. Except as otherwise provided for or fixed by or pursuant to the provisions of Article IV of this Certificate of Incorporation relating to the rights of the holders of the Preferred Stock, any director may be removed from office only for cause and only by the affirmative vote of the holders of 80% of the then outstanding shares of each class of stock of the Corporation having voting power for the election of directors.

     SECTION 4. Notwithstanding any other provision of this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, the affirmative vote of the holders of at least 80% of the then outstanding shares of each class of stock of the Corporation having voting power for the election of directors shall be required to alter, amend or repeal this
Article VI, except as otherwise provided for or fixed by or pursuant to the provisions of Article IV of this Certificate of Incorporation relating to the rights of the holders of the Preferred Stock.

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                                  ARTICLE VII

     In furtherance and not in limitation of the power conferred upon the Board of Directors by law, the Board of Directors shall have power to make, adopt, alter, amend and repeal from time to time By-laws of the Corporation, subject to the right of the stockholders entitled to vote with respect thereto to alter and repeal By-laws made by the Board of Directors.

                                 ARTICLE VIII

     No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of Delaware, or (iv) for any transaction for which the director derived an improper personal benefit.

                                  ARTICLE IX

     Special meetings of the stockholders of the Corporation may be called only by the Chairman of the Board of Directors or the President of the Board of Directors pursuant to a resolution adopted by the entire Board of Directors. Notwithstanding any other provision of this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, the affirmative vote of the holders of at least 80% of the then outstanding shares of each class of stock of the Corporation having voting power for the election of directors shall be required to alter, amend or repeal this Article IX.


                                   ARTICLE X

     Notwithstanding any other provision of this Certificate of Incorporation or any provision of law, (a) in the event (i) the merger or consolidation of the Corporation, (ii) the dissolution of the Corporation, or (iii) the sale, lease or exchange of all or substantially all of the assets of the Corporation, involves a corporation, person or other entity which is (or is controlled by or is under common control with) the "beneficial owner," directly or indirectly, of shares possessing 15% or more of the votes of the outstanding shares of stock of the Corporation entitled to vote in the election of directors (hereinafter referred to as an "Interested Stockholder"), or (b) in the event of any reclassification of securities, recapitalization or other transaction which has the effect, directly or indirectly, of increasing an Interested Stockholder's proportionate share of the outstanding stock of any class of the Corporation (any such transaction set forth in (a) and (b) is hereinafter referred to as a "Business Combination"), then in addition to any other vote required under applicable law, the affirmative vote of the holders of at least 80% of the voting power of all of the then outstanding shares of each class of stock of the Corporation entitled to vote generally in the election of directors (excluding those shares beneficially owned by the Interested Stockholder) shall be necessary, except that the 80% stockholder vote required in this Article X shall not be necessary if (y) such Business Combination has been approved by a majority of the Continuing Directors (as defined below), or (z) all of the following requirements have been met:

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     (A) The aggregate amount of cash, and the Fair Market Value (as defined below) as of the date of the consummation of the Business Combination (the "Consummation Date") of consideration other than cash, to be received per share by holders of the outstanding Common Stock of the Corporation in such Business Combination shall be at least equal to the highest amount determined under clauses (1), (2), and (3) below:

          (1) the highest per share price (including any brokerage commissions, transfer taxes and solicitation dealers' fees) paid by the Interested Stockholder for any shares of Common Stock acquired by it (a) within the two year period immediately prior to the first public announcement of the proposal of the Business Combination (the "Announcement Date") or (b) in the transaction in which it became an Interested Stockholder (the date of such transaction being referred to herein as the "Determination Date"), whichever is higher, plus interest compounded annually from the Determination Date through the Consummation Date at the prime rate of interest of First National Bank of Boston (or any other major bank headquartered in New York, New York selected by a majority of the Continuing Directors) from time to time in effect less the aggregate amount of any cash dividends paid, and the Fair Market Value of any dividend paid other than in cash, per share of Common Stock from the Determination Date through the Consummation Date in an amount up to but not exceeding the amount of such interest payable per share of Common Stock;

          (2) the Fair Market Value per share of Common Stock on the Announcement Date or on the Determination Date, whichever is higher; and

          (3) (if applicable) the price per share equal to the Fair Market Value per share of Common Stock determined pursuant to clause (2) above, multiplied by the ratio of (a) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by the Interested Stockholder for any shares of Common Stock acquired by it within the two-year period immediately prior to the Announcement Date to
     (b) the Fair Market Value per share of Common Stock on the first day in such two-year period on which the Interested Stockholder acquired any shares of Common Stock.

     (B) The aggregate amount of cash, and the Fair Market Value as of the Consummation Date of consideration other than cash, to be received per share by holders of shares of any class of outstanding Preferred Stock of the Corporation in such Business Combination shall be at least equal to the highest amount determined under clauses (1), (2), (3) and (4) below:

          (1) (if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by the Interested Stockholder for any shares of such class of Preferred Stock acquired by it (a) within the two-year period immediately prior to the Announcement Date or (b) on the Determination Date, whichever is higher, plus interest compounded annually from the Determination Date through the Consummation Date at the prime rate of interest of First National Bank of Boston (or any other major bank headquartered in New York, New York selected by a majority of the Continuing Directors) from time to time in effect less the aggregate amount of any cash dividends paid, and the Fair Market Value of any dividends paid other than in cash, per share of such class of Preferred Stock from the Determination Date through the Consummation

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     Date in an amount up to but not exceeding the amount of such interest payable per share of such class of Preferred Stock;

          (2) the highest preferential amount per share to which the holders of shares of such class of Preferred Stock would be entitled in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation regardless of whether the Business Combination to be consummated constitutes such an event;

          (3) the Fair Market Value per share of such class of Preferred Stock on the Announcement Date or on the Determination Date, whichever is higher; and

          (4) (if applicable) the price per share equal to the Fair Market Value per share of such class of Preferred Stock determined pursuant to clause
     (3) above, multiplied by the ratio of (a) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by the Interested Stockholder for any shares of such class of Preferred Stock acquired by it within the two-year period immediately prior to the Announcement Date to (b) the Fair Market Value per share of such class of Preferred Stock on the first day in such two-year period upon which the Interested Stockholder acquired any shares of such class of Preferred Stock.

     The provisions of this Subsection (B) shall be required to be met with respect to every class of outstanding Preferred Stock of the Corporation, whether or not the Interested Stockholder has previously acquired any shares of a particular class of Preferred Stock.

     (C) The consideration to be received by holders of a particular class of outstanding Common Stock or Preferred Stock of the Corporation (together hereinafter referred to as the "Stock") shall be in cash or in the same form as the Interested Stockholder has previously paid for shares of such class of Stock with equitable adjustments made for any stock splits or stock dividends. If the Interested Stockholder has paid for shares of any class of Stock with varying forms of consideration, the form of consideration for such class of Stock shall be either cash or in the form used to acquire the largest number of shares of such class of Stock previously acquired by it.

     (D) After such Interested Stockholder has become an Interested Stockholder and prior to the consummation of such Business Combination: (1) except as approved by a majority of the Continuing Directors, there shall have been no failure to declare and pay at the regular date therefor any full quarterly dividends (whether or not cumulative) on the outstanding Preferred Stock of the Corporation; (2) there shall have been (a) no reduction in the annual rate of dividends paid on the Common Stock (except as necessary to reflect any subdivision of the Common Stock), except as approved by a majority of the Continuing Directors, and (b) an increase in such annual rate of dividends as necessary to reflect any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction which has the effect of reducing the number of outstanding shares of the Common Stock, unless the failure so to increase such annual rate is approved by a majority of the Continuing Directors; and (3) such Interested Stockholder shall have not become the beneficial owner of any additional shares of stock of the Corporation entitled to vote in the election of directors, except as part of the transaction which results in such Interested Stockholder becoming an Interested Stockholder.

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     (E) After such Interested Stockholder has become an Interested Stockholder, such Interested Stockholder shall not have received the benefit, directly or indirectly (except proportionately as a stockholder), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the corporation, whether in anticipation of or in connection with such Business Combination or otherwise.

     (F) A proxy or information statement describing the proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934 (the "Act"), and the rules and regulations thereunder (or any subsequent provisions replacing such Act, rules or regulations) shall be mailed to public stockholders of the Corporation at least 30 days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to the Act).

     (G) For the purposes of this Article X:

          (1) "Affiliate" and "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Act, as in effect on January 1, 1989.

          (2) A person shall be a "beneficial owner" of any Stock:

               (a) which such person or any of its Affiliates or Associates beneficially owns, directly or indirectly;

               (b) which such person or any of its Affiliates or Associates has
          (i) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement of understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (ii) the right to vote pursuant to any agreement, arrangement or understanding; or

               (c) which are beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Stock.

          (3) "Continuing Director" means any member of the Board of Directors of the Corporation who is unaffiliated with, and not a nominee or representative of, the Interested Stockholder and was a member of the Board prior to the time that the Interested Stockholder became an Interested Stockholder, and any successor of a Continuing Director who is unaffiliated with, and not a nominee or representative of, the Interested Stockholder and is recommended to succeed a Continuing Director by a majority of Continuing Directors then serving as members of the Board.

          (4) The term "Fair Market Value" means: (a) in the case of stock, the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such stock on the Composite Tape for the American Stock Exchange-Listed Stocks,

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     or, if such stock is not quoted on the Composite Tape, on the American
     Stock Exchange, or, if such stock is not listed on the American Stock Exchange, on the principal United States securities exchange registered under the Act on which such stock is listed, or, if such stock is not listed on any such exchange but is listed as a National Market System stock in the National Association of Securities Dealers, Inc. Automated Quotation System, as reported in that National Market System, or, if such stock is not listed on any such exchange or reported in such system, the highest closing bid quotation with respect to a share of such stock during the 30-day period preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotation System or any system then in use, or if no such quotations are available, the fair market value on the date in question of a share of such stock as determined by the Continuing Directors in good faith; and (b) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined in good faith by a majority of the Continuing Directors.

          (5) For the purposes of determining whether a person is an Interested Stockholder pursuant to this Article X, the number of shares of Stock deemed to be outstanding shall include shares deemed owned through application of Subsection (z)(G)(2) but shall not include any other shares of Stock which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

          (6) Whenever the approval or a determination by a majority of the Continuing Directors is required or permitted by this Article X, such approval shall be effective only if obtained at a meeting at which a quorum of Continuing Directors is present.

          (7) In the event of any Business Combination in which the Corporation survives, the phrase "consideration other than cash" as used in Subsections
     (z)(A) and (z)(B) above shall include the shares of Common Stock and/or the shares of any other class of Stock retained by the holders of such shares.

     (H) The directors of the Corporation shall have the power and duty to determine for the purpose of this Article X, on the basis of information known to them after reasonable inquiry, all facts necessary to determine compliance with this Article X, including without limitation, (1) whether the person is an Interested Stockholder, (2) the number of shares of Stock beneficially owned by any person, (3) whether a person is an Affiliate or Associate of another, and
(4) whether the applicable conditions set forth in Subsection (2) above have been met with respect to any Business Combination.

     (I) Nothing contained in this Article X shall be construed to relieve any Interested Stockholder from any fiduciary obligation imposed by law.

     (J) Notwithstanding any other provisions of this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or not vote and except as otherwise provided for or fixed by or pursuant to the provisions of Article IV of this Certificate of Incorporation relating to the rights of the holders of Preferred Stock, the affirmative vote of the holders of at least 80% of the then outstanding shares of each class of stock of the Corporation

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having voting power for the election of directors (excluding those shares beneficially owned by the Interested Stockholder) shall be required to alter, amend or repeal this Article X.

          IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been signed by Robert H. McLean, the Corporation's authorized officer, this 7th day of July, 1997.


                                        /s/ Robert H. McLean
                                        ---------------------------------
                                        Robert H. McLean

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